Exhibit 99.1

April 1, 2010

Alico Negotiates a One Time Debt Covenant Reduction

LaBelle, FL, April 1, 2010, Alico, Inc. (NASDAQ: ALCO), a land management company, announced that it had received a one time reduction of its debt service coverage covenant ratio requirement from its primary lender. Under the terms of the agreement, the debt service covenant ratio is reduced from 1.10 to 0.85. The reduction applies only to the quarter ending March 31, 2010 and only to the debt service covenant ratio. All other ratios and requirements remain intact.

JD Alexander, the Company's CEO stated "We appreciate the cooperation of Farm Credit in relaxing this covenant. We have taken progressively more aggressive steps to reduce costs during the current quarter; however, the recent freezes in January 2010 negatively impacted our operating results. We believe that the Company will come very close to achieving the unadjusted loan covenant ratio but in an abundance of caution we believe that seeking the covenant reduction is a prudent step. There was no cost associated with obtaining the modification and we do not anticipate needing future loan covenant reductions. The Company also agreed that no dividend will be declared or paid for the quarter ending March 31, 2010. The Company is currently in discussions to restructure its debt in a manner that will enhance its ability to maintain future compliance with the debt service coverage covenant."

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:

JD Alexander

La Belle, Florida

(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, such as the statement that the Company will come close to achieving its debt service covenant requirement and the anticipation that the Company will not need future reductions and that future compliance is assured involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.